Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Cathy Maloney, VP, Investor Relations 508-651-6650 cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS OCTOBER SALES

NATICK, MA, November 8, 2007—BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for October 2007 increased by 9.2% to $663.8 million from $607.9 million in October 2006. Comparable club sales increased by 4.8% for the month, including a contribution from gasoline sales of 1.7% and a negative impact from lack of pharmacy sales worth 0.4%. Last year, the Company reported a comparable club sales decrease for October of 0.7%, including a negative impact from sales of gasoline of 2.5%.

For the third quarter ended November 3, 2007, total sales increased by 8.1% to $2.12 billion, and comparable club sales increased by 3.4%, including a negative impact from sales of gasoline of 0.2% and a negative impact from the absence of pharmacy sales versus last year worth 0.4%. For the third quarter ended October 28, 2006, comparable club sales increased by 0.1%, including a negative impact from sales of gasoline of 0.6%.

For the first nine months of fiscal 2007, total sales increased by 7.6% and comparable club sales increased by 3.1%, including a contribution from sales of gasoline of 0.7% and a negative impact from lack of pharmacy sales worth 0.4%.

Sales Results for October

($ in thousands)

Four Weeks Ended		% Change
November 3, 2007	November 4, 2006	Net Sales	Comp. Sales
$663,807	$607,935	9.2%	4.8%

Thirty-nine Weeks Ended		% Change
November 3, 2007	November 4, 2006	Net Sales	Comp. Sales
$6,383,820	$5,930,649	7.6%	3.1%

The Company provided the following additional information regarding comparable club sales for October 2007:

•	October sales increased in all major regions with the highest increase in Metro New York and the lowest increase in the Southeast.

•	Sales increased in all four weeks with the highest increase in week one and the lowest increase in week three.

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Excluding sales of gasoline, the average transaction amount for the month of October increased by approximately 3% and traffic was approximately flat. For the third quarter, the average transaction amount increased by approximately 5% and traffic decreased by approximately 1%.

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Food sales increased by approximately 5% for the month of October and 6% for the third quarter. General merchandise sales were approximately flat in October and increased by approximately 2% for the third quarter.

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For the month of October, categories with strong comparable club sales increases included coffee, dairy, frozen, juices, meat, milk, office supplies, produce, soda and water and televisions. Weaker categories versus last year included apparel, automotive & tools, cigarettes, prerecorded video, residential furniture and tires.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 175 clubs in 16 states. BJ’s press releases and filings with the Securities and Exchange Commission are available on the Internet at www.bjs.com.

Conference Call Information for Third Quarter Results

BJ’s plans to announce financial results for the third quarter ended November 3, 2007 on Tuesday, November 20, 2007 at 7:00 a.m. Eastern Time. At 8:30 a.m. Eastern Time, on Tuesday, November 20, 2007, BJ’s management plans to hold a conference call to discuss the third quarter financial results and its outlook for the fourth quarter of 2007. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm. An archive of the webcast will be available for approximately ninety days.

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